UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

HILLENBRAND, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville,	Indiana	47006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (812) 931-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2025 (the “Effective Date”), Hillenbrand, Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. and J.P. Morgan SE, as administrative agent (the “Administrative Agent”).

The Credit Agreement amends and restates the Company’s Fourth Amended and Restated Credit Agreement, dated as of June 8, 2022 (the “Prior Credit Agreement”). The Credit Agreement provides for a $700 million revolving credit facility (the “Revolving Credit Facility”), which may be increased, subject to the approval of the lenders providing the additional loans or commitments, by an additional $600 million. The revolving credit facility under the Prior Credit Agreement had been $1 billion, with the potential for increase by an additional $600 million. In addition to revolving loans, the Revolving Credit Facility provides for swingline loans and letters of credit with applicable sublimits. Borrowings under the Revolving Credit Facility may be made by the Company and certain of its subsidiaries, including certain foreign subsidiaries, and may be denominated in U.S. Dollars or specified non‑U.S. currencies. All borrowings under the Revolving Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

The Credit Agreement also contains two term loan facilities: a U.S. Dollar-denominated $175 million term loan facility (the “Dollar Term Loans”) drawn by the Company on the Effective Date to refinance the U.S. Dollar-denominated term loans outstanding under the Prior Credit Agreement, and a Euro-denominated delayed-draw term loan facility available to Hillenbrand Switzerland GmbH, a wholly owned subsidiary of the Company, providing for term loans in an aggregate principal amount of up to €240 million (the “Euro Term Loans”). The Credit Agreement provides that, if borrowed, the proceeds of the Euro Term Loans will be used, together with other funds of the Company, to refinance the Company’s existing 4.500% notes due September 2026 and to pay fees, costs and expenses incurred in connection therewith. This Current Report on Form 8-K does not constitute a notice of redemption for such notes under the indenture; notice of redemption (if given) would be made only in a separate notice to holders in compliance with the provisions of the indenture. The Euro Term Loan commitments will be subject to ticking fees if not drawn within 60 days of the Effective Date, and the Euro Term Loan commitments will expire 180 days after the Effective Date. The Dollar Term Loans and the Euro Term Loans, if drawn, will be subject to quarterly amortization payments equal to 1.25% of the funded term loans for the first 12 calendar quarters following the applicable funding date, and 1.875% of the funded term loans thereafter until the maturity date. The Dollar Term Loans and the Euro Term Loans, if drawn, will also be subject to mandatory prepayment on a pro rata basis with 100% of the net cash proceeds from certain asset sales (subject to customary exceptions and reinvestment rights).

The Revolving Credit Facility, the Dollar Term Loans and the Euro Term Loans mature on July 9, 2030, subject to a springing maturity date 91 days prior to February 15, 2029, if, on such date (or any date thereafter until February 15, 2029), the Company’s Adjusted Liquidity Amount (as defined in the Credit Agreement) less the principal amount of the Company’s 6.2500% senior notes due 2029 outstanding as of such date is less than $350 million, unless the Company has, prior to such date, refinanced its 6.2500% senior notes due 2029 to mature at least 91 days after the maturity date of the Revolving Credit Facility, the Dollar Term Loans and the Euro Term Loans. The Company may request up to two one‑year extensions of the maturity date of the Revolving Credit Facility, the Dollar Term Loans and the Euro Term Loans. The obligations of the Company and the other borrowers under the Credit Agreement are unsecured, subject to the occurrence of a Collateral Springing Event (as defined in the Credit Agreement), and are guaranteed by the Company and certain of the Company’s domestic subsidiaries. The Credit Agreement requires the Company and its domestic subsidiaries that are guarantors thereunder to take certain actions if a Collateral Springing Event occurs prior to January 1, 2027 (or April 1, 2026, if the LG Facility Agreement Condition (as defined below) is not satisfied prior to such date). After the occurrence of a Collateral Springing Event, the Company and the guarantors would be required to grant liens on substantially all of their assets (subject to customary exceptions for excluded assets, including an exception for Principal Property (as defined in the Company’s indentures in respect of its senior notes) and for capital stock of entities that own any such Principal Property) in favor of the Administrative Agent for the benefit of the secured parties.

Borrowings under the Revolving Credit Facility will bear interest (A) if denominated in U.S. Dollars, at the Term SOFR Rate or the Alternate Base Rate (each as defined in the Credit Agreement) at the Company’s option, (B) if denominated in Japanese Yen or Euros, at rates based on the rates offered for deposits in the applicable interbank markets for such currencies and (C) if denominated in Canadian Dollars, Pounds Sterling or Swiss Francs, at CORRA, SONIA and SARON, respectively (each as defined in the Credit Agreement), plus, in each case, a margin based on the Company’s Leverage Ratio (as defined in the Credit Agreement), ranging from 0.00% to 0.95% for borrowings bearing interest at the Alternate Base Rate and from 0.90% to 1.95% for all other borrowings.

The Dollar Term Loans and the Euro Term Loans will, once borrowed, accrue interest, at the Company’s option, at (A) with respect to the Dollar Term Loans, the Term SOFR Rate or the Alternate Base Rate and (B) with respect to the Euro Term Loans, the Euro interbank offered rate, in each case plus a margin based on the Company’s Leverage Ratio, ranging from 0.00% to 1.25% for term loans bearing interest at the Alternate Base Rate and 1.00% to 2.25% for term loans bearing interest at the Term SOFR Rate or the Euro interbank offered rate.

The covenants under the Credit Agreement include a maximum Leverage Ratio and a minimum Interest Coverage Ratio (as defined in the Credit Agreement) and other customary covenants limiting, among other things, the incurrence of additional indebtedness; the creation of liens; mergers, consolidations, liquidations, dissolutions, amalgamations and the disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; dividends and other payments in respect of equity interests; and acquisitions; subject, in each case, to customary exceptions, thresholds and baskets. The Credit Agreement also contains customary events of default.

Until the satisfaction of the LG Facility Agreement Condition, the maximum permitted Leverage Ratio under the Credit Agreement as of the last day of each of its fiscal quarters will be: (i) 4.00x for the fiscal quarters ending June 30, 2025, September 30, 2025, and December 31, 2025; (ii) 3.75x for the fiscal quarter ending March 31, 2026; and (iii) 3.50x for the fiscal quarter ending June 30, 2026, and each fiscal quarter thereafter. Upon and after the satisfaction of the LG Facility Agreement Condition, the maximum permitted Leverage Ratio under the Credit Agreement as of the last day of each of its fiscal quarters will be: (i) 4.25x for the fiscal quarters ending June 30, 2025, through and including June 30, 2026; (ii) 4.00x for the fiscal quarter ending September 30, 2026; (iii) 3.75x for the fiscal quarter ending December 31, 2026; and (iv) 3.50x for the fiscal quarter ending March 31, 2027, and each fiscal quarter thereafter. Satisfaction of the “LG Facility Agreement Condition” requires delivery to the Administrative Agent of a copy of a duly executed and effective amendment to the Syndicated L/G Facility Agreement, dated June 21, 2022, by and among the Company, certain of its subsidiaries party thereto from time to time, the financial institutions party thereto from time to time and Commerzbank Aktiengesellschaft, as agent, making changes to the maximum leverage ratio covenant therein to match the leverage levels and step-downs set forth in the previous sentence, in form and substance reasonably satisfactory to the Administrative Agent. Except for the changes described above to the maximum Leverage Ratio covenant, the Credit Agreement contains substantially the same affirmative and negative covenants and events of default as those in the Prior Credit Agreement.

Certain of the lenders and agents under the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial lending, financial advisory and other services for the Company and its subsidiaries and have received, or may in the future receive, customary fees and commissions or other payments in connection therewith.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8‑K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Fifth Amended and Restated Credit Agreement, dated as of July 9, 2025, among Hillenbrand, Inc., as a borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. and J.P. Morgan SE, as administrative agent*

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)
*Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.

Date: July 9, 2025
	BY:	/s/ Megan Walke
Megan Walke
Vice President, Corporate Controller, Chief Accounting
Officer and Interim Chief Financial Officer

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